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                                                                     EXHIBIT 4.3

           AUTHORIZATION AGREEMENT PVCP/SPV NUMBER 011/2003 - ANATEL

AUTHORIZATION TERM FOR PERSONAL MOBILE SERVICE CELEBRATED BETWEEN THE BRAZILIAN TELECOMMUNICATIONS AGENCY - ANATEL - AND TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

By means of the present Authorization Term, on the one side THE BRAZILIAN NATIONAL TELECOMMUNICATIONS AGENCY - ANATEL - henceforward referred to as ANATEL, which is an entity of the federal government according to Federal Law 9472 of July 16, 1997, the General Telecommunications Law (Lei Geral das Telecomunicacoes - LGT), registered with the Brazilian Tax Roll under number (CGC/MF) 02.030.715/0001-12 and herein represented by the President of the Board of Directors of ANATEL Mr. LUIZ GUILHERME SCHYMURA DE OLIVEIRA, in conjunction with member of the Board of Directors, LUIZ TITO CERASOLI, and on the other side Tele Centro Oeste Celular Participacoes S.A., registered with the Brazilian Tax Roll under number (CGC/MF) 02.558.132/0001-69, herein represented by its acting Chief Executive Officer MR. SERGIO ASSENCO TAVARES DOS SANTOS, a Brazilian engineer, widowed, General Registry number 131.306 SSP/DF, and by its Director of Administration and Human Resources Mr. GETULIO NERY CARDOSO, a Brazilian engineer, married, General Registry number 290.486 SSP/DF, henceforward referred to as AUTHORIZEE, celebrate the present Authorization Term registered with ANATEL under number 53500.000263/2003 and agree to abide by the following provisions:

                                   CHAPTER I

                 OBJECT, AREA, AND PERIOD OF THE AUTHORIZATION

CLAUSE 1.1 - The present Agreement is the issuance of the Authorization to exploit the Personal Mobile Service - PMS - provided under a private business system in the geographical area constituted by the Federal District of Brazil, Region II of the PGA-SMP.

PARAGRAPH ONE. The Object of this Authorization comprises the Personal Mobile Services provided under a private business regime, in conformity with Anatel regulatory requirements and particularly compliant with the provisions of the PMS Regulation and of the General Authorization Plan for the PMS.

PARAGRAPH TWO. The authorization herein is issued based on article 214, subsection V of the General Telecommunications Law and on the Rule for the Adaptation of the Authorization and Concession Instruments from Cellular Mobile Service - CMS to Personal Mobile Service - PMS (Norma de Adaptacao dos Instrumentos de Concessao e de Autorizacao do Serico Movel Celular - SMC para o Servico Movel Pessoal - SMP), approved by Anatel Resolution number 318, of September 27, 2002 and amended by Anatel Resolution number 326, of November 28, 2002, henceforward referred to as ADAPTATION RULE, replacing CONCESSION CONTRACT No. 031/97-DOTC-SFO-MC, of November 4, 1997, published in Diario Oficial da Uniao (Brazilian Federal Official Gazette) on November 5 1997, henceforward referred to as REPLACED INSTRUMENT.

CLAUSE 1.2 - Personal Mobile Service is the terrestrial mobile telecommunications service of collective interest which allows communication among mobile stations and from mobile stations to other stations, observing the terms of the regulations.

CLAUSE 1.3 - The AUTHORIZEE has the right to exploit the means related to the rendering of the services, observing the terms of the regulations as well as of articles 154 and 155 of the General Telecommunications Law.

CLAUSE 1.4 - This authorization is in effect for an indeterminate period of time.

CLAUSE 1.5 - The service shall be exploited with the use, by the AUTHORIZEE, of the subrange of radiofrequencies set forth in the REPLACED INSTRUMENT, designated below:

      Mobile Station Transmission: 824.0 to 835.0 MHz / 845.0 to 846.5 MHz Radiobase Station Transmission: 869.0 to 880.0 MHz / 890.0 to 891.5 MHz

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                                                                     Page 2 of 8



CLAUSE 1.6 - The right to use the radiofrequencies mentioned in the previous clause will be in effect until July 24, 2006, which corresponds to the remaining period. This period can be extended only one single time for 15 (fifteen) years, and such extension implies payment by the AUTHORIZEE.

PARAGRAPH ONE. The radiofrequency will be used on a primary basis and such use will be restricted to the respective Service Area.

PARAGRAPH TWO. The right to use the radiofrequency is conditional upon its efficient and appropriate use.

PARAGRAPH THREE. The sharing of the radiofrequency may be authorized by Anatel, provided that such sharing does not imply harmful interference or impose limitations to the rendering of PMS.

CLAUSE 1.7 - The AUTHORIZEE shall, for the extension of the right to use radiofrequencies associated to this Authorization, pay a biennial fee during the extension period, corresponding to 2% (two percent) of its PMS revenues in the year previous to the payment, net of applicable taxes and social contributions.

PARAGRAPH ONE. When calculating the amount referred to in the head of this Clause, the net revenue considered will be that resulting from the application of the Service, the Basic, and the Alternative plans, object of the authorization herein.

PARAGRAPH TWO. The percentage referred to in the head of this clause will be calculated relative to the revenues, net of tax deductions and applicable contributions, attained between January and December of the previous year and obtained from the financial statements prepared according to basic accounting principles approved by the AUTHORIZEE's Administration and audited by independent auditors, and the payment will be due on April 30 of the year following the calculation of the fee.

PARAGRAPH THREE. The first installment of the fee will be due on April 30, 2008 and will be computed considering the net income calculated from January 1 to December 31, 2007. The subsequent installments will be due every 24 (twenty four) months, and will be calculated based on the previous year's revenues.

PARAGRAPH FOUR. Any delay in paying this fee will imply in payment of a fine of 0.33% (point thirty-three percent) per day of delay, until a maximum limit of 10% (ten percent), added to the SELIC reference fee for federal bonds, which shall be applied to the amount of the debt considering the total number of days in which the payment was overdue.

CLAUSE 1.8 - Requirement to extend the right to use radiofrequencies should be forwarded to Anatel within thirty months prior to the original maturity date.

SOLE PARAGRAPH. The requirement will be refused only if the interested party is not making rational and appropriate use of the radiofrequencies, if the interested party has committed repeated infractions in its activities, or if it is necessary to alter the destination of the use of the radiofrequency.

                                   CHAPTER II

                            VALUE OF THE REPLACEMENT

CLAUSE 2.1 - The value of the replacement of the REPLACED INSTRUMENT by the AUTHORIZATION TERM herein is R$ 9,000.00 (nine thousand Brazilian reais).

SOLE PARAGRAPH. Failure to pay any pending installments resulting from commitments assumed regarding the amounts owed for the Concession or Authorization of Cellular Mobile Service - CMS, will imply in the forfeiture of the Authorization herein, regardless of the application of other penalties established.

                                  CHAPTER III

                   MODE, FORM, AND CONDITIONS OF THE SERVICE

CLAUSE 3.1 - The AUTHORIZEE is obliged to render the services which are object of the Authorization in such a way as to fully meet the obligations inherent to the service rendered under a private regime, observing the criteria, formulas, and parameters defined in this Authorization Term.

PARAGRAPH ONE. Default in meeting the obligations related to the object of this Authorization Term will ensue the application of the sanctions set forth herein and allow temporary suspension by Anatel. Additionally, according to the case, the forfeiture of this Authorization will be declared, as provided by article
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number 137 of the General Telecommunication Law.
                                                                     Page 3 of 8

CLAUSE 3.2 - The AUTHORIZEE will exploit the service object of this Authorization at its own account and risk, under the regime of broad and fair competition established in the General Telecommunications Law, and will be paid by means of prices changed, as determined by this Authorization Term.

PARAGRAPH ONE. The AUTHORIZEE will not be entitled to any type of exclusivity, or to any assumption of guarantee of financial or economic balance, neither will it be entitled to claim any right as to the admission of new providers of the same service.

PARAGRAPH TWO. The AUTHORIZEE will not have any vested right to the maintenance of the conditions in force after the issuance of the present Authorization or the start of activities, and shall abide by the new conditions provided by law and by the applicable regulations.

PARAGRAPH THREE. The rules shall grant a sufficient amount of time for compliance with the new conditions.

CLAUSE 3.3 - The AUTHORIZEE shall grant free access to public emergency services, as defined in the regulations.

CLAUSE 3.4 - The Authorizee shall guarantee to its users the free exercise of their choice of Switched Fixed Telephone Services provider for forwarding the long-distance messages, in compliance with the provisions under the PMS regulation, particularly under the Adaptation Rule.

CLAUSE 3.5 - Any alteration in the control of the AUTHORIZEE will be subject to control by Anatel for purposes of verification of the obligatory conditions for the issuance and maintenance of the Authorization, in compliance with the regulations.

SOLE PARAGRAPH. The conditions provided under Paragraph Two of Article 10 of the General Concession Plan (Plano Geral de Outorgas - PGO), as well as those established by the General Authorization Plan (Plano Geral de Autorizacoes) of the PMS, and under Article 133 in the General Telecommunications Law are obligatory conditions for issuance and maintenance of the Authorization.

CLAUSE 3.6 - The transfer of the Authorization Term will be subject to approval by Anatel, as provided by Paragraph Two under Article 136 of the General Telecommunications Law.

SOLE PARAGRAPH. For purposes of subsection I under Article 98 of the General Telecommunications Law, the operating time of the Cellular Mobile Services during the term of the REPLACED INSTRUMENT will be considered.

CLAUSE 3.7 - The AUTHORIZEE shall freely establish the rates to be practiced for the rendering of PMS and define the Service Plans with structures, forms, criteria, and values that should be reasonable and non-discriminatory, but may vary as to their technical characteristics, their specific costs, and other facilities offered to users, as defined in PMS regulations, particularly in the ADAPTATION RULE.

                                   CHAPTER IV

                             THE SCOPE COMMITMENTS

CLAUSE 4.1 - The scope commitments established in the REPLACED INSTRUMENT shall be maintained, including obligations regarding service and coverage.

CLAUSE 4.2 - Default in meeting the commitments will subject the AUTHORIZATEE to the sanctions set forth in this Term and in the regulations, and may result in the extinction of the authorization.

                                   CHAPTER V

                             QUALITY OF THE SERVICE

CLAUSE 5.1 - The present Authorization is subject to the assumption that the service provided by the AUTHORIZEE is of adequate quality, considering as such the service which fully meets the reliability, efficiency, security, currency, generality, and courtesy conditions.

PARAGRAPH ONE. Reliability is characterized by the continual exploitation of the service with strict adherence to the regulatory requirements provided by Anatel.

PARAGRAPH TWO. Efficiency is characterized by the fulfillment and preservation


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                                                                     Page 4 of 8


of the parameters provided in this Authorization Term and by the rendering of assistance and service to users within the time periods set herein.

PARAGRAPH THREE. Security in the exploitation of the service is characterized by rigorous confidentiality of the data relative to the use of the service by users, as well as by the strict preservation of secrecy as to the information transmitted in the scope of its exploitation.

PARAGRAPH FOUR. Currency is characterized by the use of up-to-date equipment, installations, and techniques used in the exploit of the service, including the incorporation of technological advances which will definitely bring benefits to users, in accordance with the provisions set forth herein.

PARAGRAPH FIVE. Generality is characterized by the non-discriminatory provision of the service to each and every user, and the AUTHORIZEE is obliged to render the service to whomever requests it, in compliance with the regulations.

PARAGRAPH SIX. Courtesy is characterized by the respectful and immediate service provided to all users of the authorized service, as well as by the strict observance of the obligations to promptly inform and meet the needs of all those, users and non-users, who ask for information from the Authorizee, as well as any action or any type of request as provided herein.

CLAUSE 5.2 -- The AUTHORIZEE shall meet the quality targets established in the General Plan for Quality Goals (Plano Geral de Metas de Qualidade - PGMQ) for the PMS.

SOLE PARAGRAPH. For purposes of the provisions under Paragraph Five of Article 1 of the PGMQ-PMS, commercial activities of the PMS in locations where Cellular Mobile Services already exists are considered to have started at the date of publication of the summary of this Term.

CLAUSE 5.3 -- The exploitation of the authorized service can only be suspended in conformity of the PMS regulations, issued by Anatel.

                                   CHAPTER VI

                                 NUMBERING PLAN

CLAUSE 6.1 -- The AUTHORIZEE agrees to abide by the Numbering Regulations issued by Anatel and shall guarantee to the user the portability of access codes, in conformity with the regulations.

                                  CHAPTER VII

                               BILLING THE USERS

CLAUSE 7.1 -- The rates, as well as the form of measurement and the criteria for billing the services rendered shall be established by the AUTHORIZEE based on the PMS regulations, in conformity with the provisions under Clause 3.7 of the present Authorization Term.

                                  CHAPTER VIII

                      RIGHTS AND OBLIGATIONS OF THE USERS

CLAUSE 8.1 -- The rights and obligations if the users are those established in the General Telecommunications Law and in the regulations, with no harm to the rights provided for in Law 8078 of September 11, 1990 in the cases ruled by it, nor to the rights provided for in the PMS contracts.

                                   CHAPTER IX

                    RIGHTS AND OBLIGATIONS OF THE AUTHORIZEE

CLAUSE 9.1 -- The rights and obligations of the AUTHORIZEE are those provided for in the General Telecommunications Law and in the regulations.

CLAUSE 9.2 -- When obtaining services and when acquiring equipment or supplies associated to the object of the present Authorization Term, the Authorizee agrees to consider offers placed by independent suppliers, including the Brazilian ones, and to base their decisions as to the different offers presented on the observance of objective criteria regarding cost, delivery conditions, and technical specifications provided for in the applicable regulations.

SOLE PARAGRAPH. When obtaining the above-mentioned services or supplies, the


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                                                                     Page 5 of 8

procedures set forth in the Standard Procedures for Acquisition of Services, Equipment and Supplies by Providers of Telecommunications Services (Regulamento sobre Procedimentos de Contractacao de Servicos e Aquisicao de Equipamentos ou Materiais pelas Prestadoras de Servicos de Telecomunicacoes), approved by Anatel Resolution 155, of August 5, 1999.

                                   CHAPTER X

                     OBLIGATIONS AND PREROGATIVES OF ANATEL

CLAUSE 10.1 - In addition to the other prerogatives intrinsic to its role of regulatory body, and to the other obligations resulting from this Authorization Term, the following shall constitute responsibilities of Anatel:

I. to follow and to inspect the exploitation of the service with the purpose of meeting the regulations;

II.   to regulate the exploitation of the authorized service;

III. to apply the penalties established in the regulations of the service, particularly in this Authorization Term;

IV. to provide for the good quality of the service, as well as to receive, to address, and to find solutions for complaints placed by the users, giving them notice, in no longer than 90 (ninety) consecutive days, of the actions taken in order to prevent any violation of its rights;

V. to pronounce the Authorization terminated in the cases set forth in the General Telecommunications Law;

VI. to provide for guaranteed interconnection, settling any claims arising between the Authorizee and the remaining carriers;

VII. To continuously monitor the relationship between the Authorizee and the remaining carriers in order to settle any occasional conflict;

VIII. to repress any conduct by the Authorizee which is contrary to the competition regime, in accordance with the provisions of the Brazilian Administrative Council on Economic Defense (Conselho Administrativo de Defesa Economica - CADE), the regulations, and particularly the provisions under Clause 10.2 and Clause 10.3 of this Chapter;

IX. to perform the inspection of the service in the form established in this Authorization Term; and

X. to collect the fees relative to FISTEL, adopting the procedures provided for in the applicable legislation.

CLAUSE 10.2 - Anatel may install a Procedure to Investigate Breaches of Obligations (Procedimento para Apuracao de Descumprimento de Obrigacoes -
PADO), so as to look into any falsehood or inconsistency of conditions declared by the AUTHORIZEE relative to its non-participation in the control of other companies or to any other regulatory impediment regarding economic concentration whenever there should be any indication of relevant influence on its part or on the part of any affiliated company, controlled company, or controlling company on the legal entity providing PMS, as provided for in the Regulation for Investigation of Control and of Transference of Control in Providers of Telecommunications Services (Regulamento para Apuracao de Controle e de Transferencia de Controle em Empresas Prestadoras de Servicos de Telecomunicacao), approved by Anatel Resolution 101, issued February 04, 1999.

SOLE PARAGRAPH. The presentation of proof, following procedures established under this Clause, of the existence of any situation which characterizes the untruthfulness or the inconsistency of the conditions declared by the Authorizee shall imply the annulment of the present Authorization, as set forth in Article 139 of the General Telecommunications Law.

CLAUSE 10.3 - Anatel may additionally set up administrative proceedings aimed to investigate any violation of the economic order, in accordance with the provisions under Law 8884/94.

                                   CHAPTER XI

                             THE INSPECTION REGIME

CLAUSE 11.1 - Anatel shall perform the inspection of the services in order to assure full observance of the responsibilities agreed to in this Authorization Term.



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                                                                     Page 6 of 8

PARAGRAPH ONE. The inspection to be performed by Anatel shall include the inspection and monitoring of the activities, the equipment, and the installations of the Authorizee, which implies in free access to all data and information concerning the Authorizee and third parties.

PARAGRAPH TWO. The information collected during the activities related to the inspection shall be made public in the Library, with the exception of the information which, as a result of express request by the Authorizee, is regarded as confidential by Anatel.

PARAGRAPH THREE. All information considered confidential in the form described by in Paragraph Two above shall be used exclusively in the procedures correlated with the present Authorization Term, and it will be the responsibility of Anatel and of those appointed by Anatel, to account for any form of full or limited disclosure of the referred to information outside the scope of use specified above.

CLAUSE 11.2 -- The AUTHORIZER is granted the right to follow each and every inspection activity performed by Anatel, through its appointed representative; it cannot however hinder or impede inspection actions, in which case it will be subject to the penalties provided for in the regulations.

                                  CHAPTER XII

            TELECOMMUNICATIONS NETWORKS AND ACCESS TO VISITING USERS

CLAUSE 12.1 -- The Authorizee shall observe the regulatory provisions as to the implementation and operations of the telecommunications networks supporting the rendering of PMS, particularly the provisions in the Telecommunications Services Regulation issued by Resolution 73 of November 25, 1998, in the General Interconnection Regulations (Regulamento Geral de Interconexao), approved by Resolution 40 of July 23, 1998 and in the PMS regulations.

SOLE PARAGRAPH. Changes in technology standards promoted by the AUTHORIZEE shall not represent any burden placed unilaterally and arbitrarily on the user. This is also valid regarding the existing conditions of the service provided to users and visitors.

CLAUSE 12.2 -- The remuneration for the use of the network between the Authorizee and the remaining carriers of telecommunications services shall abide by the provisions under Article 152 of the General Telecommunications Law and by the provisions under the PMS regulations, particularly in the ADAPTATION RULE.

SOLE PARAGRAPH. The document, provided for under Item 7 of the Adaptation Rule shall henceforward constitute Annex I of the present AUTHORIZATION TERM.

                                  CHAPTER XIII

                                   SANCTIONS

CLAUSE 13.1 -- The AUTHORIZEE is subject to inspection by Anatel, in conformity with the applicable legal and regulatory provisions, and shall, whenever requested, provide statements in the form established in the PMS regulations, granting free access to its technical resources and accounting records.

CLAUSE 13.2 -- Default in fulfilling conditions or meeting the responsibilities agreed to in respect to the Authorization will subject the Authorizee to notification, fines, temporary suspension, or forfeiture, as set forth in the PMS regulation.

                                  CHAPTER XIV

                        TERMINATION OF THE AUTHORIZATION

CLAUSE 14.1 -- The Authorization shall be considered terminated as a result of discharge, forfeiture, lapse, resignation, or annulment, as established in Articles 138 to Articles 144 of the General Telecommunications Law and according to the procedures described in the regulation.

SOLE PARAGRAPH. The declaration of termination shall not preclude the application of the corresponding penalties, as provided for herein, for violations performed by the AUTHORIZEE.

                                   CHAPTER XV

                     LEGAL REGIME AND APPLICABLE DOCUMENTS

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                                                                     Page 7 of 8




CLAUSE 15.1 - The present Authorization is ruled by the General
Telecommunications Law and the resulting regulations, without prejudice to the Brazilian legal order, the General Telecommunications Law, or the regulations resulting from it.

CLAUSE 15.2 - The exploitation of the service herein authorized shall observe, as part of this Authorization Term, the regulations established by Anatel particularly the documents specified in the PMS regulations.

CLAUSE 15.4 - The interpretation of rules and provisions in this Authorization Term shall take into consideration, in addition to the documents specified in this Chapter, the general rules of hermeneutics and the rules and principles contained in the General Telecommunications Law.

                                  CHAPTER XVI

                             TRANSITORY PROVISIONS

CLAUSE 16.1 - Until the ratification or the agreement on the VU-M rate, according to the option made by the PMS carrier, both the value for network compensation and the criteria for processing and transferring values among entities rendering Cellular Mobile services and Switched Fixed Telephone Services shall be maintained.

                                  CHAPTER XVII

                                     COURT

CLAUSE 17.1 - Any disputes arising from this Authorization Term shall be settled by the Forum of the District Count of the Federal Justice of Brasilia, Federal District of Brazil

                                 CHAPTER XVIII

                                FINAL PROVISIONS

CLAUSE 18.1 - This Authorization Term shall be effective upon the publication of its summary in the Diario Oficial da Uniao (Brazilian Federal Official Gazette).

CLAUSE 18.2 - Barring the provisions expressly set forth in this Authorization Term, all other provisions in the REPLACED INSTRUMENT, referred to in Paragraph 2 of Clause 1.1, are no longer in effect. The parties are aware of the provisions and conditions in this Authorization Term, and sign it in 3 copies, of equal meaning and form, in the presence of the witnesses, who also sign the 3 copies, thus rendering it legally and officially effective.

Brasilia, February 03, 2003

PP. ANATEL

--------------------------------
Luiz Guilherme Schymura de Oliveira
President of the Board of Directors


--------------------------------
LUIZ TITO CERASOLI
Member of the Board of Directors


PP. AUTHORIZEE


--------------------------------
SERGIO ASSENCO TAVARES DOS SANTOS
Acting Chairman and President


-------------------------------
GETULIO NERY CARDOSO
Director of Administration and Human Resources



WITNESSES


-------------------------------
JARBAS JOSE VALENTE
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                                                                     Page 8 of 8

CREA-DF 4346

----------------------------------
Nelson Mitsuo Takayanagi
SSP-DF 435023

                                  ATTACHMENT I

                             DECLARATION OF OPTION

In conformity with the provisions under Item 7 of the Adaptation Rule, TELE CENTRO OESTE CELULAR PARTICIPACOES S.A., registered with the Brazilian Tax Roll under number (CNPJ/MF) 02.558.132/0001-69, herein represented by its acting Chief Executive Officer MR. SERGIO ASSENCO TAVARES DOS SANTOS, a Brazilian engineer, widowed, General Registry number 131.306 SSP/DF, opts for submission to Item 5 and its subitems in the Remuneration Criteria Rule for Use of personal Mobile Service Provider Networks, approved by Resolution 319 of September 27, 2002, requesting the ratification of the TU-M rate, whose maximum value should be the maximum value if the initial VU-M rate in its Area of Coverage.
Brasilia, February 03, 2003.

Sergio Assenco Tavares dos Santos
Acting Chief Executive Officer